Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

JET.AI INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share (issuable upon conversion of Series B Preferred Stock)(1)	457	(c)	12,200,000	$0.6945	$8,472,900	$0.00014760	$1,250.60
Equity	Common stock, $0.0001 par value per share (issuable upon conversion of Series B Preferred Stock)(2)	457	(c)	4,032,232	$0.1085	$437,497.17	$0.00014760	$64.57

Total Offering Amounts								$1,315.17
Total Fees Previously Paid (3)								$1,250.60
Total Fee Offsets								—
Net Fee Due								$64.57

(1)	Consists of (i) 350,000 shares of Common Stock held by the Selling Stockholder and (ii) up to 11,850,000 shares of Common Stock issuable upon conversion of shares of our Series B Preferred Stock. The proposed maximum offering price per share and the proposed maximum aggregate offering price was estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on May 10, 2024.

(2)	Consists of 4,032,232 shares of Common Stock issuable upon conversion of shares of our Series B Preferred Stock. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on September 24, 2024.

(3)	In connection with the Registration Statement on Form S-1 filed on May 13, 2024, the registrant paid a filing fee in the amount of $1,250.60. The filing fee due for this Amendment No. 3 to the Registration Statement is $1,315.17. As a result, and pursuant to Rule 457(b), the net fee due for this filing is $64.57.